Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 212 to the Registration Statement of Rydex Series Funds (Form N-1A; File No. 033-59692) of our reports dated February 27, 2020 on the financial statements and financial highlights of Guggenheim Multi-Hedge Strategies Fund, Commodities Strategy Fund and Guggenheim Managed Futures Strategy Fund included in the Annual Reports to shareholders for the year ended December 31, 2019.

/s/Ernst & Young LLP

Tysons, Virginia
April 24, 2020